Exhibit 23

[Moss Adams LLP Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (registration statement number 333-178585) of Home Federal Bancorp, Inc. of our report dated June 26, 2013, with respect to the statements of net assets available for benefits of Home Federal 401(K) and Employee Stock Ownership Plan, as of December 31, 2012, and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplementary information as of December 31, 2012, appearing in this Annual Report (Form 11-K) of Home Federal 401(K) and Employee Stock Ownership Plan.

/s/Moss Adams LLP

Spokane, Washington
June 26, 2013